Exhibit 2.5

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

This INTELLECTUAL PROPERTY PURCHASE AGREEMENT (this “Agreement”), dated as of August 21, 2003, is entered into between SOCIÉTÉ DES PRODUITS NESTLÉ S.A., a société anonyme organized under the laws of Switzerland (“SPN”), NESTEC LTD., a corporation organized under the laws of Switzerland (“Nestec” and, together with SPN, “Seller”), and O BRAND ACQUISITION CORP., a Delaware corporation (“Buyer”).

RECITALS

A.                                   Concurrently with the effectiveness of this Agreement, Buyer is acquiring certain assets and assuming certain liabilities pursuant to that certain Asset Purchase Agreement, dated as of July 29, 2003 between Buyer and Nestlé Prepared Foods Company (formerly known as Nestlé USA - Prepared Foods Division, Inc.), a Pennsylvania corporation, and B&G Foods, Inc., an affiliate of Buyer (the “Asset Purchase Agreement”).

B.                                     Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain Transferred Intellectual Property (as defined below);

C.                                     Concurrently with the effectiveness of this Agreement, SPN will license to Buyer, and Buyer will license from SPN, certain intellectual property rights pursuant to that certain Transition Trademark License (the “Transition Trademark License”) between SPN and Buyer in the form attached hereto as Exhibit A; and

D.                                    Concurrently with the effectiveness of this Agreement, Buyer will license back to SPN certain intellectual property rights transferred hereunder pursuant to that certain Trademark License (the “Trademark License”) between SPN and Buyer in the form attached hereto as Exhibit B.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1                                 Certain Defined Terms.  Unless otherwise provided herein, capitalized terms used herein shall have the meaning given them in the Asset Purchase Agreement.  As used herein, the following terms shall have the following indicated meanings:

“Disclosure Schedule” shall mean a schedule prepared by Seller and delivered to Buyer as of the date hereof which sets forth any exceptions and qualifications to the representations and warranties contained in Article III, as the same may be amended or updated in accordance with this Agreement.

“Domestic Transferred Intellectual Property” shall mean all of Seller’s or Seller’s Affiliates’ right, title and interest in and to, if any, (i) the registered trademarks set forth on Schedule 1.1B (collectively, the “Registered Trademarks”), as used and registered in the United States, all trademark applications filed in the United States, and the goodwill of the Business associated therewith, (ii) the Unregistered Marks (as defined below), and the goodwill of the Business associated therewith, (iii) all other trademarks, servicemarks, trade dress, trade names, logos, designs, copyrights, copyright registrations, copyright applications and rights of publicity, if any, as used or registered in the United States, and owned or possessed by Seller, and the goodwill of the Business associated therewith, (iv) all patents and patent applications (including all reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application), trade secrets, inventions, technology, know-how, improvements, processes, formulae, product formulations, recipes, ingredients and specifications owned by Seller and used or held for use by Nestlé Prepared Foods Company or its Affiliates as of the Closing Date exclusively in connection with the manufacture of the Products, but excluding the Nestec General Documents; and (v) all Internet domain names and all Internet web sites used exclusively or held for use exclusively in the Business, and in the case of (ii), (iii) and (iv) above, limited to the extent such items are used exclusively in the Business, as currently conducted in the United States.

“Excluded Intellectual Property” shall mean all of Seller’s or Seller’s Affiliates’ right, title and interest in and to the intellectual property listed in Schedule 1.1A in any country and the goodwill associated therewith.

“Foreign Registered Trademarks” shall mean all of Seller’s or Seller’s Affiliates’ right, title and interest in and to the registered trademarks set forth in Schedule 1.1C, as used and registered in the jurisdictions set forth therein.

“Nestec General Documents” shall mean the Manufacturing Instructions and other documents created by Nestec for general use by facilities owned by Seller’s Affiliates.

“Seller’s Knowledge” or any similar phrase, shall mean the actual knowledge of Mr. Robert Sanders, Vice President of Nestlé USA, Inc., an Affiliate of Seller, as such knowledge may exist at the Closing Date after reasonable inquiry into the matter to which reference to Seller’s Knowledge is made.

“Transferred Intellectual Property” shall mean, collectively, the Domestic Transferred Intellectual Property and the Foreign Registered Trademarks.

“Unregistered Marks” shall mean those unregistered marks, including those marks for which applications are pending, set forth under the caption “OTHER INTELLECTUAL PROPERTY” on Schedule 1.1B.

1.2                                 Interpretation.  When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Schedules, such reference shall be to the Disclosure Schedule unless otherwise indicated.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not so stated.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  The use of a particular gender in this Agreement is for convenience of reference only and shall not affect the interpretation of this Agreement.  The titles, captions or headings of the Sections and Articles herein, are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

ARTICLE II

PURCHASE AND SALE

2.1                                 Transfer of Transferred Intellectual Property.  Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer all of Seller’s right, title and interest in, to and under the Transferred Intellectual Property, and Buyer shall purchase the Transferred Intellectual Property from Seller, in each case, pursuant to assignment documents in the forms attached hereto as Exhibit C, Exhibit D and Exhibit E.  In addition, Seller agrees to execute and deliver either at the Closing or thereafter such additional assignment documents or other documents as Buyer may reasonably request in order to affect and record the transfer of the Transferred Intellectual Property in the relevant jurisdictions.

2.2                                 IP Purchase Price.  As consideration for the sale by Seller of the Transferred Intellectual Property, Buyer shall pay to Seller (or Seller’s designee) at the Closing an amount equal to THIRTY-TWO MILLION NINETY-FIVE THOUSAND DOLLARS (US$32,095,000) (the “IP Purchase Price”) by wire transfer of immediately available funds to an account designated by Seller.

2.3                                 Closing Costs; Transfer Taxes and Fees.  Buyer shall pay the cost of all sales, use and transfer Taxes arising out of the transfer of the Transferred Intellectual Property pursuant to this Agreement and shall pay all costs and expenses incurred in connection with obtaining or recording title to the Transferred Intellectual Property.  The sales, use and transfer Tax Returns required by reason of the transfer of the Transferred Intellectual Property pursuant to this Agreement shall be timely prepared and filed by the party initially obligated by applicable Regulation to make such filing.  The parties agree to cooperate with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such sales, use and transfer Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

3.1                                 Representations and Warranties.  Subject to Section 5.10 and except as set forth on Schedule 3.1, Seller represents and warrants to Buyer, as of the date hereof, as follows:

(a)                                  Complete Schedule.  Schedule 1.1B contains a complete and accurate list of all of the patents and patent applications, registered trademark and trademark applications and Internet domain name registrations that are included within the Domestic Transferred Intellectual Property.

(b)                                 Rights Transferred.  The Domestic Transferred Intellectual Property constitutes all of the intellectual property rights owned by Seller or its Affiliates that are used or held for use exclusively in connection with the Business as presently conducted in the United States.

(c)                                  No Infringement.  There are no Contracts with any Person or Court Orders currently in effect which limit or restrict the right of Seller to use, register, license or dispose of any of the Domestic Transferred Intellectual Property in any manner.  Neither Seller nor any of its Affiliates is a defendant to any Action relating to, nor to Seller’s Knowledge, has Seller or any of its Affiliates otherwise been notified of, any claim that Seller’s use of the Domestic Transferred Intellectual Property in connection with the Business, nor the operation of the Business, infringes, dilutes, misappropriates or otherwise violates the intellectual property or proprietary rights of any Person.  To Seller’s Knowledge, there is no infringement, dilution, misappropriation or other violation by any Person of any Domestic Transferred Intellectual Property.  To Seller’s Knowledge, neither Seller’s use of the Domestic Transferred Intellectual Property nor the operation of the Business infringes, dilutes, misappropriates or otherwise violates the intellectual property rights of any Person.

(d)                                 No Use by Third Parties.  Seller has not licensed, or in any other way authorized any third party to use in any manner, any of the Domestic Transferred Intellectual Property, and to Seller’s Knowledge, there is no unauthorized use thereof by any third party in the United States.

(e)                                  Valid Ownership.  Seller owns or has a valid right to use, sell, license, dispose of, and bring actions for the infringement, dilution, misappropriation of other violation of each of the items of Domestic Transferred Intellectual Property, free and clear of all liens, security interests, encumbrances and other claims.  Seller is the owner of record for all registrations in the United States for the Registered Trademarks.  All registrations in the United States for the Registered Trademarks are valid and in good standing, all necessary registration, maintenance and renewal fees in connection with the Registered Trademarks have been paid and all necessary documents have been filed with the U.S. Patent and Trademark Office for the purposes of maintaining the Registered Trademarks and there are no pending or, to Seller’s Knowledge, threatened cancellation proceedings or litigation with respect thereto against Seller.  Seller is the applicant of record for all applications listed on Schedule 1.1B for registration of any Unregistered Marks and no opposition, extension of time to oppose, or final refusal to register has been received in connection with any such application.  To Seller’s Knowledge, no Person other than Seller and Affiliates of Seller has any right to use any of the Registered Trademarks on the class of goods set forth in Seller’s registration, either in identical form or in such near resemblance thereto as to be likely, when applied to the goods of any such Person, to cause confusion as to the source of such goods.

(f)                                    Protection of Confidential Information.  Seller and Seller’s Affiliates have taken reasonable steps necessary to protect Seller’s rights in material trade secrets, know-how or other confidential or proprietary information included in the Domestic Transferred Intellectual Property.

(g)                                 No Other Agreement.  Neither Seller nor any of its Affiliates has any commitment or legal obligation, absolute or contingent, to any Person other than Buyer to sell, assign, transfer or effect a sale of any of the Domestic Transferred Intellectual Property or to enter into any Contract or cause the entering into of a Contract with respect to the foregoing.

(h)                                 Organization.  SPN is a socìètè anonyme duly organized and validity existing under the laws of Switzerland with full corporate power and authority to own or license the Domestic Transferred Intellectual Property.

(i)                                     Authorization.  Seller has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, the Transition Trademark License and the Trademark License, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  This Agreement, the Transition Trademark License and the Trademark License, have been (or when executed and delivered, will have been) duly executed and delivered by Seller and constitute (or when executed and delivered, will constitute) legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at law or in equity).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AND COVENANTS OF BUYER

4.1                                 Representations and Warranties.  Buyer represents and warrants to Seller, as of the date hereof, that (i) Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, the Transition Trademark License and the Trademark License, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder; and (ii) this Agreement, the Transition Trademark License and the Trademark License, have been (or when executed and delivered, will have been) duly executed and delivered by Buyer and constitute (or, when executed and delivered, will constitute) legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at law or in equity).

4.2                                 Use of Excluded Intellectual Property.  Except as expressly provided in the Transition Trademark License, Buyer claims no right and shall not use or assert or claim any right with respect to the Excluded Intellectual Property.  Buyer shall not challenge any use of the Excluded Intellectual Property by Seller, its Affiliates or any transferee in connection with the Excluded Intellectual Property on the grounds of confusion or otherwise, and Buyer shall execute for Seller, any Affiliate of Seller, or any transferee thereof, any consent and consent agreements which may now or in the future be reasonably required to provide Seller, any Affiliate of Seller or any transferee thereof, the economic benefit of such Excluded Intellectual Property.

ARTICLE V

SURVIVAL AND INDEMNIFICATION.

5.1                                 Survival of Representations, Etc.  All representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing Date but shall terminate twenty-four (24) months after the Closing Date except to the extent that claims relating to breach of any such representation or warranty have been made in writing in reasonable detail prior to the expiration of such period.  No claim may be made with respect to any alleged breach of a representation or warranty of Seller or Buyer contained in this Agreement, whether for indemnification in respect thereof or otherwise, unless written notice of such claim setting forth the alleged breach and resulting claimed damages in reasonable detail is given to Seller or Buyer, as applicable, within the twenty-four (24) month period following the Closing Date.  No right to indemnification in respect of any breach of any representation or warranty of Seller or Buyer contained in this Agreement shall be limited by reason of any investigation or audit conducted before or after the Closing or by the knowledge of any Breach of a representation or warranty by the other party either before or after the Closing.

5.2                                 Indemnification.

(a)                                  By Seller.  Seller shall indemnify Buyer and its Affiliates and their respective Representatives, and hold each of them harmless from and against any and all Damages incurred by any of them in connection with, arising out of, or resulting from (i) any breach or inaccuracy of any representation or warranty made by Seller in this Agreement; or (ii) any failure by Seller to perform any agreement, covenant or obligation of Seller pursuant to this Agreement.

(b)                                 By Buyer.  Buyer shall indemnify Seller and its Affiliates and their respective Representatives, and hold each of them harmless from and against any and all Damages incurred by any of them in connection with, arising out of or resulting from (i)

any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement, (ii) any failure by Buyer to perform any agreement, covenant or obligation of Buyer pursuant to this Agreement, or (iii) the Transferred Intellectual Property or the use by Buyer’s of the Other Seller Proprietary Information from and after the Closing.

5.3                                 Notice of Claims.  If a claim for Damages (a “Claim”) is proposed to be made by a party entitled to indemnification hereunder (the “Indemnified Party”) against the party from whom indemnification is claimed (the “Indemnifying Party”), the Indemnified Party shall give written notice (a “Claim Notice”) to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 5.3.  If any Action is commenced against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within ten (10) business days after the service of the citation or summons).  The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party is materially prejudiced thereby.  A Claim Notice shall describe in reasonable detail the nature of the Claim, including an estimate of the amount of Damages that have been or may be suffered or incurred by the Indemnified Party attributable to such Claim, the basis of the Indemnified Party’s request for indemnification under this Agreement.

5.4                                 Assumption of Defense of Third Party Claims.  After receipt of a Claim Notice with respect to a claim, demand or action initiated by a Person which is not a party to this Agreement (a “Third Party Claim”), the Indemnifying Party shall be entitled, if it so elects, at its own cost, risk and expense, (i) to take control of the defense and investigation of such Third Party Claim and (ii) to employ and engage attorneys of its own choice to handle and defend the same.  If the Indemnifying Party fails to assume the defense of such Third Party Claim within ten (10) business days after receipt of the Claim Notice, the Indemnified Party against which such Third Party Claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s cost and expense, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  The party that assumes the defense of the Third Party Claim, shall keep the other party reasonably informed of the progress of any such defense, compromise or settlement. Notwithstanding the foregoing, the Indemnified Party shall be entitled to conduct its own defense at the cost and expense of the Indemnifying Party if the Indemnified Party establishes that the conduct of its defense by the Indemnifying Party would reasonably be likely to prejudice materially the Indemnified Party due to a conflict of interest between the Indemnified Party and the Indemnifying Party or their legal counsel; and provided further that in any event the Indemnified Party may participate in such defense at its own expense.

5.5                                 Settlement of Third Party Claims.  In the event that the Indemnified Party settles any Third Party Claim without the prior written consent of the Indemnifying Party,

the Indemnifying Party shall have no further indemnification obligations under this Article V with respect to such Third Party Claim; provided, however, that if the Indemnifying Party refuses to defend or otherwise handle such Third Party Claim and it is subsequently determined that the Indemnifying Party is or was obligated to defend or indemnify the Indemnified Party with respect to such Third Party Claim, then the Indemnifying Party shall remain obligated with respect to such settlement amount.  If the Indemnifying Party controls the defense of any such Third Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) before entering into any settlement of a Third Party Claim or ceasing to defend such Third Party Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the Indemnified Party or if such settlement or cessation does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim, without prejudice.  In the event that the Indemnifying Party proposes a settlement to any Third Party Claim which the Indemnifying Party is or was entitled to defend, which settlement is satisfactory to the party instituting such Third Party Claim, and the Indemnified Party withholds its consent to such settlement, and thereafter a final judgment is entered against the Indemnifying Party or Indemnified Party pursuant to which Damages exceed the amount of the proposed settlement, then in such case the Indemnifying Party shall have no obligation to indemnify the Indemnified Party under this Article V against and in respect of the amount by which the Damages resulting from such final judgment exceed the amount of the proposed settlement.

5.6                                 Cooperation.  In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use reasonable efforts to vigorously defend against and respond thereto and make reasonably available to each other such personnel, witnesses, books, records, documents or other information within its control that are necessary or appropriate for such defense (except for trade secrets, documents subject to any confidentiality agreement, attorney-client privilege or other applicable privilege and such items which may not be made available pursuant to a Court Order).

5.7                                 Limitations on Indemnity Payments.

(a)                                  Threshold.  Seller shall not be liable to Buyer under Section 5.2(a), Section 10.2(a)(i) and (iii) of the Asset Purchase Agreement or in respect of any breach of any agreement, covenant or obligation set forth in Section 6.4 of the Asset Purchase Agreement for any Damages unless and until (i) the aggregate amount of all such Damages under this Agreement and the Asset Purchase Agreement, otherwise due Buyer exceeds an accumulated total of one percent (1.0%) of the Aggregate Consideration, and thereafter the total amount of all such Damages actually incurred (excluding the first one percent (1.0%) of the Aggregate Consideration) shall be indemnifiable as and to the extent herein provided.

(b)                                 Maximum Indemnity.  Seller’s aggregate liability under Section 5.2(a), Sections 10.2(a)(i) and (iii) of the Asset Purchase Agreement and in respect of any breach of any agreement, covenant or obligation set forth in Section 6.4 of the Asset Purchase Agreement for all claims for Damages incurred by Buyer (and its Representatives and Affiliates) shall not in any event exceed an accumulated total of twenty percent (20%) of the Aggregate Consideration.

(c)                                  Net Damages.  Notwithstanding anything contained herein to the contrary, the amount of any Damages incurred or suffered by an Indemnified Party shall be calculated after giving effect to (A) any proceeds, benefits or recoveries obtained by the Indemnified Party (or any of its Affiliates) from any other third party, including any proceeds from insurance policies covering the event or claim giving rise to the indemnification obligation and (B) the amount of any Tax Benefit to the Indemnified Party resulting from the event or claim giving rise to the indemnification obligation.  If any such proceeds, benefits or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Damages after the Indemnified Party (or any Affiliate) has received the benefit of any indemnification hereunder with respect thereto, the Indemnified Party (or such Affiliate) shall pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries, unless such benefits were taken into account in calculating such Damages (up to the amount of the Indemnifying Party’s payment).

(d)                                 Payment Obligations Not Affected.  Nothing herein shall relieve either party of any liability to make any payment expressly required to be made by such party pursuant to this Agreement.

(e)                                  Calculation.  Solely for purposes of calculating the amount of Damages incurred arising out of or relating to any breach of a representation or warranty in this Agreement (and not for purposes of determining whether a breach thereof has occurred), any reference to “Material Adverse Effect” or other materiality qualifier (or correlative terms), shall be disregarded.

(f)                                    Characterization of Payments.  Any payments made pursuant to this Article V shall be treated as adjustments to the IP Purchase Price.

5.8                                 Equitable Remedies; Remedies Cumulative.

(a)                                  Specific Performance.  Buyer acknowledges that its failure to comply with its obligations under Section 4.2 may result in irreparable harm to Seller, and that a monetary remedy for any breach of Buyer’s covenants contained in Section 4.2 will be inadequate.  Seller’s right to commence any action at law or in equity under this Agreement or in connection with any other claim arising out of or relating to Buyer’s obligations under Section 4.2 will include, but not be limited to, the right to assert a claim for specific performance of Buyer’s obligations thereunder without the need to post any bond or for any other undertaking.  Seller shall not be required to prove actual damages in any such action for specific performance.

(b)                                 Remedies Cumulative.  The rights of Buyer under Section 5.2 shall be the exclusive remedy of Buyer with respect to claims based upon a breach or alleged breach of the representations, warranties and covenants of Seller contained in this

Agreement or any other agreement, certificate or instrument contemplated hereby or in any other manner relating to the purchase and sale of the Transferred Intellectual Property or the transactions contemplated hereby or thereby.  The rights of Seller under Section 5.2 shall be the exclusive remedy of Seller with respect to claims based upon a breach or alleged breach of the representations, warranties and covenants of Buyer contained in this Agreement and any other agreement, certificate or instrument contemplated hereby or in any other manner relating to the purchase and sale of the Transferred Intellectual Property or the transactions contemplated hereby or thereby, except in the case of fraud, in which case, the foregoing limitation shall not apply.  However, notwithstanding anything contained in this Agreement to the contrary, the rights of Seller under Section 5.2 and Section 5.9(a) shall be cumulative and not exclusive with respect to Claims based upon a breach or alleged breach of the covenants of Buyer contained in Section 4.2.  Except as expressly set forth in this Agreement, neither Seller nor any of its Representatives or Affiliates makes or has made any representations or warranties, express or implied, in connection with the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, the Transferred Intellectual Property shall be transferred to Buyer pursuant to this Agreement in their present condition, “AS IS”, with all faults, and without any warranty, express or implied.  Buyer and Seller agree that the limitations of liability set forth in this Article V are reasonable under the circumstances existing as of the date hereof.

5.9                                 Limitation.  Each representation and warranty made in this Agreement is expressly limited solely to matters related to the Registered Trademarks as it is registered or used within the United States, and no representation or warranty, express or implied, is made as to any of the Registered Trademarks in any jurisdiction other than the United States.

ARTICLE VI

MISCELLANEOUS.

6.1                                 Further Assurances.  Each of Seller and Buyer will use reasonable efforts to implement the provisions of this Agreement, including but not limited to the execution and delivery of such other documents (including any license, assignment or assumption agreement, official certificate of registration, renewal, transfer or other document supporting ownership of trademarks) in addition to those specifically set forth in this Agreement, in form and substance reasonably satisfactory to the other party, as may be reasonably deemed necessary to implement any provision of this Agreement.

6.2                                 Assignment.  Except as provided below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party.  Seller may assign or delegate any of its rights or obligations hereunder, in whole or in part, to one or more of Seller’s Affiliates without the prior written consent of Buyer; provided, that such assignment or delegation shall not release Seller from its obligations hereunder.  Buyer may assign or delegate any of its rights or obligations hereunder in whole or in part (i) to one or more subsidiaries of Buyer, (ii)

with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) to one or more Affiliates of Buyer and (iii) through a collateral assignment, to any lender providing financing in connection with the transactions contemplated hereby, provided that, without the prior written consent of Seller, no such assignment or delegation shall release Buyer from its obligations hereunder.  In the event written approval of an assignment is obtained, any transferee of this Agreement or any rights or obligations hereunder shall be bound by the terms and conditions of this Agreement.  In addition, notwithstanding the foregoing, any assignment of rights or obligations under this Agreement shall not relieve the assigning party of any of its obligations hereunder.

6.3                                 Notices.  Any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given:  (i) when received if personally delivered; (ii) when transmitted if transmitted by telecopy transmission only during the recipient’s normal business hours unless arrangements have otherwise been made to receive such notice by telecopy outside of normal business hours, or otherwise on the next business day after transmission, in each case, with confirmation of successful transmission received by the sender; (iii) the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., DHL, UPS or Federal Express); and (iv) upon receipt, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent as indicated below:

If to Seller, addressed to:

Société Des Produits Nestlé S.A.
CH-1800 Vevey
55, av. Nestlé
Switzerland
Attn: General Counsel
Tel:  011-41-21-924-2651
Fax:  011-41-21-924-4592

With copies to:

Nestlé USA, Inc.
800 North Brand Boulevard
Glendale, California  91203
Attn:  Kristin Adrian, Esq.
Senior Vice President and General Counsel
Tel:   (818) 549-6703
Fax:  (818) 549-6713

Mayer, Brown, Rowe & Maw LLP
190 South LaSalle Street
Chicago, Illinois  60603
Atten:  David A. Carpenter, Esq.

Tel:   (312) 782-0600
Fax:  (312) 701-7711

If to Buyer, addressed to:

O Brand Acquisition Corp.
c/o B&G Foods, Inc.
Four Gatehall Drive
Suite 110
Parsippany, NJ  07054
Attn:  Mr. David L. Wenner
Tel:  (973) 228-2500
Fax:  (973) 630-6550

With a copy to:

Dechert LLP
30 Rockefeller Plaza
New York, New York  10112
Attn:  Glyndwr P. Lobo, Esq.
Tel:  (212) 698-3567
Fax:  (212) 698-3599

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

6.4                                 Choice of Law.  This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware (without reference to its choice of law provisions).

6.5                                 Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world; provided that such process must be served in compliance with the Hague Convention.

6.6                                 Dispute Resolution; Mediation.  In the event of any controversy or dispute related to or arising out of this Agreement or the transactions contemplated hereby, the parties agree to promptly meet and confer in good faith to attempt to resolve the controversy or dispute without an adversarial proceeding.  Upon the mutual agreement of the parties, if the controversy or dispute is not resolved, the parties may submit the controversy or dispute to non-binding mediation upon terms to be mutually agreed by the parties at the time of the mediation.  The parties reserve the right to contest the mediator’s decision in a formal judicial process.

6.7                                 Waiver of Trial by Jury.  In the event any controversy or dispute related to or arising out of this Agreement or the transactions contemplated hereby, is contested in a formal judicial process, each party hereby expressly waives any right to trial by jury of any such Action.

6.8                                 Entire Agreement; Amendments and Waivers.  The Transaction Documents, together with all exhibits and schedules thereto (including the Disclosure Schedules), and the Confidentiality Agreement constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.  No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

6.9                                 Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.10                           Facsimile Signatures.  Any signature page delivered via a fax machine shall be binding to the same extent as an original signature page.  Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requests it.

6.11                           Expenses.  Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect and the fees, costs and expenses of any investment banker, advisor or broker.

6.12                           Invalidity.  In the event that any one or more of the provisions contained in this Agreement or in any other agreement, certificate or instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

6.13                           Public Statements.  Except as may be required by applicable Regulations or the rules of any stock exchange, no public announcement regarding this Agreement or the transactions contemplate hereby (which announcement contains any of the financial terms hereof) shall be made by either party or their Representatives or Affiliates, without the prior agreement of the other party, which agreement shall not be unreasonably withheld or delayed.

6.14                           No Third-Party Beneficiary.  The provisions of this Agreement are for the benefit only of the parties hereto and Nestlé Prepared Foods Company and its Affiliates, and no third party may seek to enforce, or benefit from, these provisions; provided, however that the directors, officers, employees, shareholders, partners and Representatives of Buyer and Seller are intended third party beneficiaries of Section 5.2(a) and 5.2(b), as applicable.  Except for the Persons described in the immediately preceding sentence, the parties specifically disavow any desire or intention to create any third party beneficiary hereunder, and specifically declare that no person or entity, except for the parties, Nestlé and its Affiliates and their respective successors, shall have any right hereunder nor any right of enforcement hereof.

6.15                           Representation of Counsel; Mutual Negotiation.  Each party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement.  This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction, and construction of the parties, at arm’s-length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any party.  The parties’ respective counsel may not be disqualified from representing their clients in indemnification or other disputes arising out of this transaction by virtue of such counsel’s prior representation of the other party in an unrelated matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly or authorized officers as of the day and year first written above.

SOCIÉTÉ DES PRODUITS NESTLÉ S.A.

By:	/s/ Jean-Pierre Maeder
Name: Jean-Pierre Maeder
Title: Authorized Signatory

NESTEC LTD.

By:	/s/ Ricardo Cortes-Monroy
Name: Ricardo Cortes-Monroy
Title: General Counsel Latin America

O BRAND ACQUISITION CORP.

By:	/s/ Robert C. Cantwell
Name: Robert C. Cantwell
Title: Vice President

Signature Page to Intellectual Property Purchase Agreement

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